CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 42 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated February 8, 2005 relating to the financial statements and financial highlights appearing in the December 31, 2004 Annual Reports to Shareholders of Vanguard Institutional Index Fund, Vanguard Institutional Total Stock Market Index Fund, and Vanguard Institutional Total Bond Market Index Fund, which reports are incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "Financial Statements" and "Service Providers--Independent Registered Public Accounting Firm" in the Statement of Additional Information.










PricewaterhouseCoopers LLP
Philadelphia, PA

November 7, 2005